Contact: John McCarthy
(212) 338-5345

LORAL REPORTS RESULTS FOR PERIODS
ENDED SEPTEMBER 30, 2007

NEW YORK — November 8, 2007 — Loral Space & Communications Inc. (NASDAQ: LORL) today reported its financial results for the three and nine months ended September 30, 2007.

On October 31, 2007, Loral and its Canadian partner, PSP Investments, completed the acquisition of Telesat Canada. As part of this transaction, Loral contributed its Skynet fixed satellite services business to the new Telesat. Results for the periods ending September 30, 2007 reflect the consolidated financial results of Loral and its operating units, Loral Skynet and Space Systems/Loral.

“The completion of our Telesat transaction was a critical step in transforming Loral back into a powerful player in the satellite services industry,” said Michael Targoff, chief executive officer of Loral. “Loral’s new satellite services structure, together with continued good results from our manufacturing business, positions Loral well for future growth.”

For the fourth quarter of 2007, Loral will report consolidated results for Skynet reflecting the October 31st transaction closing date. Beginning November 1st, Loral’s 64 percent economic interest in Telesat Canada will be reflected under the equity method of accounting.

Financial Results for the Periods Ending September 30, 2007

Total consolidated revenue for the third quarter of 2007 rose four percent to $236 million, compared to revenue of $227 million in the third quarter of 2006. For the first nine months of 2007, revenue was $682 million, an increase of 15 percent over the $592 million reported in the same period in 2006.

Adjusted EBITDA(1) for the third quarter of 2007 was $25 million, compared to $36 million last year, which benefitted from $24 million of unusual items. For the first nine months of 2007, Adjusted EBITDA was $50 million versus $64 million in the same period in 2006. The 2007 results also reflect increased marketing and research and development costs of $7 million and $14 million for the third quarter and first nine months of 2007, respectively, at Space Systems/Loral, as well as increased litigation expenses of $6 million for the first nine months due to shareholder lawsuits. Loral reported operating income of $0.1 million and an operating loss of $27 million for the third quarter and first nine months of 2007, respectively. In 2006, benefitting from the unusual items identified above, Loral reported operating income of $18 million and $11 million for the same periods.

As of September 30, 2007, Loral had $519 million in cash, short-term investments and restricted cash. After the close of the Telesat Canada transaction and Skynet transaction on October 31, 2007, Loral had approximately $315 in cash, short-term investments and restricted cash.

For the third quarter and first nine months of 2007, Loral recorded mark-to-market non-cash, pre-tax gains on foreign currency contracts related to the Telesat Canada transaction of $57 million and $122 million, respectively. Reflecting these hedging transaction gains, Loral reported net income of $26 million in the third quarter and $30 million in the nine months ending September 30, 2007. Loral reported net income of $1.2 million and a net loss of $26 million for the third quarter and first nine months of 2006, respectively.

Loral reported basic and diluted earnings per share for the third quarter of $0.99 and $0.96, respectively. For the first nine months of 2007, Loral reported a loss per share, both basic and diluted, of $0.47. Earnings per share in 2007 reflect the benefit of the hedging gains described above. Basic and diluted earnings (loss) per share was $0.06 and $(1.30) for the three and nine months ended September 30, 2006, respectively.

Business Unit Review

Satellite Manufacturing

In the third quarter of 2007, Space Systems/Loral commemorated its 50th anniversary as a pioneer in satellite manufacturing. Reflecting the benefit of contract awards throughout 2006 and 2007, SS/L’s third quarter 2007 revenues before eliminations rose to $207 million, a 9 percent improvement over the $191 million reported in the third quarter of 2006. For the first nine months of 2007, SS/L revenue totaled $618 million, up 25 percent over $494 million reported in the same period in 2006.

SS/L’s third quarter Adjusted EBITDA was $13 million, down from Adjusted EBITDA of $16 million in the same period last year, which benefitted from a $9 million gain on a litigation settlement. For the first nine months of 2007, Adjusted EBITDA was $33 million, even with the first nine months of 2006. Adjusted EBITDA results in 2007 include increased spending on marketing and research and development of $14 million, which we elected to incur in order to position SS/L for future growth.

During the third quarter, SS/L announced its fourth award of 2007: Sirius FM-6, a new, high power satellite for Sirius Satellite Radio. Earlier awards in 2007 include NSS-12 for SES New Skies, EchoStar XIV for EchoStar Communications Corporation and Intelsat 14 for Intelsat Corporation.

Recently, SS/L commenced a revised expansion program that will increase its manufacturing capacity to handle up to 9 satellite awards per year and permit greater in-house manufacturing of RF components and subassemblies. This new plan, which benefits from the optimization of existing facilities and the utilization of third party capacity, will cost approximately $40 million over the next two years, significantly less than SS/L’s previous capital expenditure estimate of $150 million.

SS/L backlog at September 30, 2007 was $1.2 billion and included intercompany backlog of $73 million. At December 31, 2006, SS/L’s backlog totaled $1.1 billion, with intercompany backlog of $116 million. Intercompany backlog for the periods include costs related to the Telstar 11N satellite being built for Loral Skynet (now Telesat).

Satellite Services

For the third quarter of 2007, Loral Skynet reported revenues before intercompany eliminations of $41 million, compared to $52 million a year earlier. For the first nine months of 2007, revenues before intercompany eliminations totaled $110 million, compared to $126 million last year. Third quarter 2006 results were driven by a $15 million termination fee from Boeing as a result of the discontinuation of its Connexion by Boeing service.

In the third quarter, Adjusted EBITDA before intercompany eliminations was $21 million compared to $28 million in the third quarter of 2006. The decrease reflects Boeing’s $15 million termination payment in 2006. Adjusted EBITDA for the nine months ended September 30, 2007 was $46 million, compared to $55 million in the same period last year.

Skynet’s results have improved steadily during the year, reflecting continued demand from its customers for satellite services, including services on capacity that was freed up by Boeing’s contract cancellation in 2006. Third quarter 2007 revenue improved $6 million and Adjusted EBITDA was up $7 million over the second quarter of 2007.

Loral Skynet’s backlog at September 30, 2007 was $358 million, which included $7 million of intercompany backlog. Loral Skynet’s backlog at December 31, 2006 was $355 million, including intercompany backlog of $10 million.

A full discussion of Loral’s results is contained in the company’s Form 10-Q, which, when filed, will be available on the company’s web site at www.loral.com or on the SEC’s EDGAR service at www.sec.gov.

Conference Call

Loral’s chief executive officer Michael Targoff will host a conference call and simultaneous web cast today, November 8, at 11 am ET to discuss the company’s third quarter 2007 results.

Participants should dial (719) 325-4869 approximately 10 minutes before the call begins. The listen-only web cast may be accessed on Loral’s web site (www.loral.com) under “Events & Presentations” in the Investor Relations section.

A replay of the call will be available beginning at 4:00 pm ET today through 11:59 pm on November 15, by dialing (719) 457-0820, access code 4249370. The web cast will be available on Loral’s web site for 30 days.

About Loral Space & Communications

Loral Space & Communications is a satellite communications company. Through its Space Systems/Loral subsidiary, the company is a world-class leader in the design and manufacture of satellites and satellite systems for commercial and government applications including direct-to-home television, broadband communications, wireless telephony, weather monitoring and air traffic management. Loral also owns 64 percent of Telesat Canada, one of the world’s largest providers of satellite services. Telesat Canada operates a fleet of telecommunications satellites used to broadcast video entertainment programming, distribute direct-to-home video and broadband data services, and other value-added communications services. For more information, visit Loral’s web site at www.loral.com.

# # #

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, Loral Space & Communications Inc. or its representatives have made or may make forward-looking statements, orally or in writing, which may be included in, but are not limited to, various filings made from time to time with the Securities and Exchange Commission, press releases or oral statements made with the approval of an authorized executive officer of the company. Actual results could differ materially from those projected or suggested in any forward-looking statements as a result of a wide variety of factors and conditions. Many of these factors and conditions are described under the caption “Risk Factors” in the company’s annual report on Form 10-K for the fiscal year ended December 31, 2006 and its quarterly reports on Form 10-Q for subsequent periods. The reader is specifically referred to these documents, as well as the company’s other filings with the Securities and Exchange Commission.

(1) We use Adjusted EBITDA to evaluate operating performance of our segments, to allocate resources and capital to such segments, to measure performance for incentive compensation programs, and to evaluate future growth opportunities.

The common definition of EBITDA is “Earnings Before Interest, Taxes, Depreciation and Amortization.” In evaluating financial performance, we use revenues and operating income (loss) before depreciation and amortization (including stock based compensation), and reorganization expenses due to bankruptcy (“Adjusted EBITDA”) as the measure of a segment’s profit or loss. Adjusted EBITDA is equivalent to the common definition of EBITDA before: reorganization expenses due to bankruptcy; gain on discharge of pre-petition obligations and fresh-start adjustments; gain (loss) on investments; unrealized gain on foreign exchange contracts; other income (expense); loss on extinguishment of debt; equity in net income (losses) of affiliates; and minority interest, net of tax.

Adjusted EBITDA allows us and investors to compare our operating results with that of competitors exclusive of depreciation and amortization, interest and investment income, interest expense, reorganization expenses due to bankruptcy, other income (expense), net losses of affiliates and minority interest. Financial results of competitors in our industry have significant variations that can result from timing of capital expenditures, the amount of intangible assets recorded, the differences in assets’ lives, the timing and amount of investments, the effects of other income (expense), which are typically for non-recurring transactions not related to the on-going business, and effects of investments not directly managed. The use of Adjusted EBITDA allows us and investors to compare operating results exclusive of these items. Competitors in our industry have significantly different capital structures. The use of Adjusted EBITDA maintains comparability of performance by excluding interest expense.

We believe the use of Adjusted EBITDA along with U.S. GAAP financial measures enhances the understanding of our operating results and is useful to us and investors in comparing performance with competitors, estimating enterprise value and making investment decisions. Adjusted EBITDA as used here may not be comparable to similarly titled measures reported by competitors. Adjusted EBITDA should be used in conjunction with U.S. GAAP financial measures and is not presented as an alternative to cash flow from operations as a measure of our liquidity or as an alternative to net income as an indicator of our operating performance.

A full reconciliation of Adjusted EBITDA to net loss is included in the accompanying tables to this report and also in Loral’s quarterly report on Form 10-Q, which, when filed, will be available on the company’s web site at www.loral.com or on the SEC’s EDGAR service at www.sec.gov.

LORAL SPACE & COMMUNICATIONS INC.
Statements of Operations
(In millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Revenues
Satellite Manufacturing	$207.3	$191.0	$618.0	$493.6
Satellite Services	41.4	52.2	110.3	126.3
Segment revenues	248.7	243.2	728.3	619.9
Eliminations	(13.1)	(16.4)	(46.1)	(28.2)
Revenues as reported	$235.6	$226.8	$682.2	$591.7

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Adjusted EBITDA
Satellite Manufacturing	$12.8	$15.9	$33.0	$33.4
Satellite Services	20.5	28.0	46.1	54.8
Corporate expenses	(6.7)	(7.7)	(23.8)	(21.9)
Segment Adjusted EBITDA before eliminations	26.6	36.2	55.3	66.3
Eliminations	(2.0)	(0.1)	(5.6)	(2.5)
Adjusted EBITDA	$24.6	$36.1	$49.7	$63.8
Reconciliation of Adjusted EBITDA to Net Income (Loss)

-
	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Adjusted EBITDA	$24.6	$36.1	$49.7	$63.8
Depreciation and amortization (1)	(24.5)	(18.6)	(76.5)	(53.0)
Operating income (loss)	0.1	17.5	(26.8)	10.8
Interest and investment income	10.5	6.9	27.7	16.4
Interest expense(2)	4.0	(8.0)	(1.0)	(18.7)
Unrealized gain on foreign currency contracts (Mark to Market)	56.7	—	122.1	—
Other income(3)	3.3	0.1	3.6	1.0
Loss on extinguishment of debt(4)	(16.2)	—	(16.2)	—
Income tax provision (5)	(23.1)	(6.3)	(54.9)	(11.4)
Equity in net loss of affiliates	(2.3)	(2.6)	(4.3)	(5.9)
Minority interest (6)	(7.1)	(6.4)	(20.5)	(18.3)
Net income (loss)	25.9	1.2	29.7	(26.1)
Preferred dividends	(5.7)	—	(13.5)	—
Beneficial conversion feature related to issuance of Loral Series A-1 Preferred Stock (7)	(0.2)	—	(25.6)	—
Net income (loss) applicable to common stockholders	$20.0	$1.2	$(9.4)	$(26.1)
Basic and diluted income (loss) per common share:
Basic income (loss) per share	$0.99	$0.06	$(0.47)	$(1.30)
Diluted income (loss) per share	$0.96	$0.06	$(0.47)	$(1.30)
Weighted average shares outstanding:
Basic	20,103	20,000	20,071	20,000
Diluted	21,881	20,000	20,071	20,000

(1) Includes non-cash stock based compensation of $1.9 million and $12.2 million for the three and nine months ended September 30, 2007, respectively, as a result of shareholder approval of the Stock Incentive Plan amendments on May 22, 2007.

(2) Interest expense for the three and nine months ended September 30, 2007, includes a reduction of $9.1 million and $9.5 million respectively, resulting from the reduction of the liability for warranty reserves, based upon the resolution of certain warranty obligations for less than previously estimated amounts.

(3) Includes the recognition of a $3.6 million deferred gain realized in connection with a sale of an orbital slot in 2006. Other income also includes gains and (losses) on other foreign currency transactions.

(4) Reflects a charge for the early extinguishment of the Loral Skynet 14% Notes comprised of a $12.6 million redemption premium and a $3.6 million write-off of deferred financing costs.
(5) Effective January 1, 2007, we adopted Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109 (“FIN 48”).
(6) Represents the dividend accrual for the Loral Skynet Series A non-convertible preferred stock.
(7) On February 27, 2007, Loral completed a $300 million preferred stock financing pursuant to the Securities Purchase Agreement entered into with MHR Fund Management LLC on October 17, 2006, as amended and restated on February 27, 2007. As a result of the difference between the fair market value of the common stock on the date the financing closed, as compared to the conversion price, the Company is required to reflect a beneficial conversion feature of the Loral Series A-1 Preferred Stock as a component of net income (loss) applicable to common shareholders for the three and nine months ended September 30, 2007. In the period in which shareholder approval of the new class of Class B-1 non-voting common stock is received, we expect that our net income (loss) applicable to common shareholders will be reduced (increased), as applicable, by approximately $154 million reflecting the beneficial conversion feature (less discount, if any, for the class B-1 non-voting common stock because of its non-voting status). To the extent that dividends on the Loral Series-1 Preferred Stock are paid in additional shares of Loral Series A-1 Preferred Stock, we record an additional beneficial conversion feature that reduces our net income applicable to common shareholders. For the three and nine months ended September 30, 2007, we recorded a beneficial conversion feature of $0.2 million and $1.1 million, respectively, for the dividends in additional shares of Loral Series A-1 Preferred Stock. We will also record an additional beneficial conversion feature in a similar manner for dividends in additional shares of Loral Series B-1 Preferred Stock in the period in which shareholder approval of the class B-1 non-voting common stock is received, and thereafter. For dividends paid and accrued through September 30, 2007 on the Loral Series B-1 Preferred Stock, the beneficial conversion feature that will be recorded when shareholder approval of the class B-1 non-voting common stock is received, is approximately $6 million.

LORAL SPACE & COMMUNICATIONS INC.

Supplemental Financial Data
(In millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

BOOKINGS
Satellite manufacturing	$198.1	$240.4	$727.9	$851.4
and technology
Fixed satellite services	28.0	23.7	120.9	88.3
Intercompany eliminations	(0.7)	—	(0.7)	(172.8)
Total bookings	225.4	264.1	848.1	766.9
Debookings	(5.4)	(45.7)	(15.4)	(63.8)
NET BOOKINGS	$220.0	$218.4	$832.7	$703.1

September 30,				December 31,
			2007	2006
FUNDED BACKLOG
Satellite manufacturing			$1,219.8	$1,118.2
and technology
Fixed satellite services			358.4	355.0
Total funded backlog			1,578.2	1,473.2
Intercompany eliminations			(80.3)	(125.7)
NET FUNDED BACKLOG			$1,497.9	$1,347.5

Condensed Balance Sheets
(In millions)

	September 30,	December 31,
	2007	2006
Cash and equivalents	$319.9	$186.5
Short-term investments	22.1	106.6
Accounts receivable, net and contracts-in-process	114.2	116.9
Restricted cash	163.6	2.9
Foreign currency contracts	116.4	—
Other current assets	134.8	134.8
Total current assets	871.0	547.7
Property, plant & equipment, net	582.5	558.9
Goodwill	266.3	305.7
Other assets	327.0	317.6
Total assets	$2,046.8	$1,729.9
Customer advances and billings in excess of costs and profits	$217.4	$242.7
Short term debt	141.1	—
Other current liabilities	157.1	176.9
Total current liabilities	515.6	419.6
Long-term debt	—	128.1
Other long-term liabilities	337.0	320.9
Total liabilities	852.6	868.6
Minority interest	237.6	214.3
Shareholders’ equity (1)	956.6	647.0
Total liabilities and shareholders’ equity	$2,046.8	$1,729.9
(1) As of September 30, 2007, includes $300 million preferred stock financing pursuant to the Securities Purchase Agreement entered into with
MHR Fund Management LLC.
Also includes a $6.2 million adjustment to accumulated deficit related to the adoption of Interpretation No. 48, Accounting for Uncertainty in Income
Taxes, an interpretation of FASB Statement No. 109 (“FIN 48”).